Exhibit 77(e)(2)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Effective Date	Annual Sub-Advisory Fee
ING Euro STOXX 50® Index Portfolio	August 3, 2009	0.27%
ING FTSE 100 Index® Portfolio	August 3, 2009	0.27%
ING Global Equity Option Portfolio	August 20, 2008	0.045%
ING Hang Seng Index Portfolio	May 1, 2009	0.27%
ING Index Plus LargeCap Portfolio	May 1, 2002	0.158%
ING Index Plus MidCap Portfolio	May 1, 2002	0.180%
ING Index Plus SmallCap Portfolio	May 1, 2002	0.180%
ING International Index Portfolio	March 4, 2008	0.1710% on all assets
ING Japan TOPIX Index® Portfolio	August 3, 2009	0.27%
ING NASDAQ 100 Index® Portfolio	August 3, 2009	0.2025%
ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.2025%
ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.1125% on all assets
ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.2025%
ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.2025%

Series	Effective Date	Annual Sub-Advisory Fee
ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.1395% on all assets
ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.1485% on all assets
ING Small Company Portfolio	May 1, 2002	0.338%
ING U.S. Government Money Market Portfolio	October 31, 2008	0.158% on first $1 billion 0.146% on the next $2 billion 0.135% in excess of $3 billion
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.21% on all assets

2